Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (this “Amendment”) is effective as of May 8, 2012 and concerns the Employment Agreement entered into on June 9, 2011 (the “Agreement”), by and between Charles V. Bergh (“Executive”) and Levi Strauss & Co., a Delaware corporation (the “Corporation”). This Amendment is entered into to make certain clarifications to the Agreement to reflect the intent of both parties hereto. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Agreement.

1.	Section 4 of the First Part of the Agreement entitled “Term of Employment, Duties and Scope, Compensation and Benefits during Employment, Relocation Benefits” shall be replaced in its entirety by the following:

Section 4. Annual Incentive Compensation

During the Term, the Corporation shall award Executive an annual cash incentive compensation opportunity under its Annual Incentive Plan (or any successor plan) (“AIP”) having a target amount equal to 135% of the Base Compensation (“Target AIP”) and shall be payable at the Target AIP or such lesser or greater amount as is provided under the AIP in accordance with Executive’s achievement of the performance measures and levels in effect for the Corporation’s applicable fiscal year, including, without limitation, achievement of individual performance measures and application of Corporation discretion with respect to awards under the AIP. Such Target AIP shall be subject to review and adjustment (up or down) in a manner that is consistent with the other members of the executive team and in making such adjustments the Corporation shall consider competitive benchmarks to relevant peer companies. Performance measures and levels with respect to the AIP shall be determined by the Board of Directors or the Human Resources Committee thereof, in its sole discretion, in accordance with the terms and conditions of the AIP; provided, however, that, in respect of the 2011 fiscal year, Executive shall be paid annual cash incentive compensation in an amount that is not less than 100% of the Target AIP, which shall be prorated in accordance with the fraction, the numerator of which is the number of days Executive was employed by the Corporation in the 2011 fiscal year and the denominator of which is 365.

2.	This constitutes the entire Amendment to the Agreement between the parties. Except as expressly amended hereby, all terms and conditions contained in the Agreement shall remain in full force and effect.

In WITNESS WHEREOF, each of the parties has caused this Amendment to be duly authorized and signed.

Levi Strauss & Co.

By:	/s/ Greg B. Holmes

Name:	Greg Holmes

Title:	VP, Global Rewards COE & HR Services

Charles V. Bergh

By:	/s/ Charles V. Bergh

2